Securities and Exchange Commission
                              Washington, D.C. 20549

                            Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No.  )

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    Rule 14a-6(e)(2))
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[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            American Express Company
                (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

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
Possible solicitation piece to be used in connection with American Express' 1998 annual meeting.
                                                     March 25, 1998

[Name]:

                    Re: 1998 American Express Proxy Statement
                        -------------------------------------

1998 Incentive Compensation Plan
--------------------------------

         American Express Company is seeking shareholder approval of a new incentive plan to replace its existing 1989 long-term incentive plan that is about to expire. The Company believes the new plan to be a mainstream type plan common to many large-caps. In response to the concerns of some of its owners, the Company has also incorporated in the new plan some owner-positive features:

         An express prohibition against repricing of stock options without shareholder approval.

         A de-emphasis of restricted stock. No more than 20% of the new plan's shares may be used for regular RSAs, and no more than an additional 10% for performance-based RSAs.

         Minimum three-year vesting for RSAs (except for certain events such as death or the take-over of the Company).

         The Company is asking for 35 million new shares for the Plan (7.5% of its 466 million shares outstanding) plus 17.9 million shares left over from its 1989 Plan. When these numbers are added to the Company's outstanding awards covering 31.0 million shares, the total amount exceeds the allowable cap as computed by ISS. However, the Company feels that the new shares are appropriate because:

         A far larger group of employees will be eligible to receive awards (12,500 employees under the new plan vs. 3,500 under the Company's 1989 Plan).

         The Company intends to maintain its policy of preventing dilution by repurchasing more shares than are issued under the Company's plans, as the Company has done in each of the prior four years.

         The Company expects that the share authorization will last 4-5 years instead of 2-3 years.

         American Express Company's total return to shareholders was 60% in 1997, 40% in 1996, and 361% since 1992. The Company feels the 1998 Plan will help the Company keep its momentum and attract, motivate and retain the type of managers needed to achieve similar growth over the next five years. The Company hopes that owners will support the Company in approving in this plan.

Cumulative Voting
-----------------

         For the sixth year in a row and for the ninth year out of the last eleven years, the Company is faced with the Gilbert's proposal seeking cumulative voting. Given the Company's emphasis on growth, it has sought to create a governance structure with all directors and management pulling together. The Company feels that this is not the time to introduce cumulative voting. Cumulative voting, with its divisive potential of allowing special interest directors to be forced on the Company, is destabilizing.

         American Express has a very owner-friendly governance structure; no staggered board, no poison pill, a CalPERS "A" rating and an excellent record of responding to owners' concerns. The Company hopes that owners will vote against cumulative voting.

         For answers to questions regarding the Company's 1989 proxy materials, please call Stephen P. Norman, Secretary, please call (212) 640-5583 or fax him at (212) 640-1085.